UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2007

Scores Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-16665	87-0426358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

533-535 West 27th St., New York, NY		10001
(Address of Principal Executive Offices)		(Zip Code)

(212) 868-4900
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 1, 2007, we entered into an Employment Agreement with Alex Amoriello (“Amoriello”) to be our President and Chief Executive Officer at an annual salary of $125,000.

The agreement is for a term of one year and automatically renews for additional one year periods unless either party gives prior notice of non-renewal. If we terminate Amoriello’s employment without cause, we are required to pay him a fee equal to 25% of his compensation for the previous year of employment plus a termination fee of $125,000. Such fee is also payable if the agreement is terminated pursuant to a change in control. If we elect not to renew the contract after the first year, we must pay him $35,000.

Effective as of the first anniversary of the Agreement, we granted him an option to purchase up to 1% of the then currently outstanding shares on a fully diluted basis of our common stock at an exercise price equal to the current price on the date of commencement.

This Employment Agreement is filed as Exhibit 10.1 to this report and the description of its material terms is qualified in its entirety by reference to such exhibit.

After serving fourteen years with Automated Resources Group, LLC (a privately held Company), Mr. Amoriello joins Scores Holding Company Inc. and brings over a decade of executive level experience within marketing, licensing, and publishing, has held various executive level positions including Chief Marketing Officer, and most recently, Chief Operating Officer (COO). As COO, he was instrumental in raising private equity for ARGI, securing major capital infusions from BNP Paribas and TSG Equity. Other accomplishments include the asset purchase of campaign management software YellowBrick Solutions in 2003. Mr. Amoriello completed his undergraduate studies in Fine Arts at State University of New York at Purchase and obtained his Masters Degree in Publishing from Pace University.

Item 1.02 Termination of a Material Definitive Agreement

On February 28, 2007, Richard Goldring (“Goldring”) resigned as our President, Chief Executive Officer and Director, and by doing so he terminated our employment agreement with him dated March 31, 2003. Under the Employment Agreement, in the event that Goldring terminated his employment with us between April 1, 2006 and March 31, 2010, we are required to make a payment to Goldring of $1 million. Due to our lack of cash assets, we are currently negotiating with Goldring regarding the terms of making this payment.

This Employment Agreement was filed as Exhibit 10.4 to the Company's Form 8-K, dated April 16, 2003, and the description of its material terms is qualified in its entirety by reference to such exhibit.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The following three actions were taken effective February 28, 2007:

(i) By unanimous written consent, our Board of Directors appointed Curtis Smith as a Director until our next annual meeting of shareholders. Mr. Smith has served as our Chief Financial Officer (CFO) since September 2006 and shall continue to do so. Mr. Smith has worked in public accounting for over 10 years and has a background in performing SEC audits and assisting in mergers and acquisitions for many public companies. Prior to serving as our CFO, he served as our controller for a year. He has served many years working with various public accounting firms performing high level audits of many public companies and offers a variety of solid SEC experience within the licensing industry. Mr. Smith earned his Bachelors degree in Science from Syracuse University and has been licensed as a public accountant since 1996.

(ii) By unanimous written consent, our Board of Directors appointed Elda Auerbach as a Director until our next annual meeting of shareholders. Elda Auerbach has served as our Secretary since September 2006 and has worked for us in Marketing and Merchandising for over five years. Mrs. Auerbach has held similar positions providing marketing and merchandising services and manages operations at our 333 E. 60th Street licensee club for over ten years. She also has a background in investments after working as a broker assistant for years.

None of Mr. Smith, Ms. Auerbach or Mr. Amoriello is related to any of the other of our Directors or officers. During the last two years, there have been no transactions, or proposed transactions, to which we were or are a party, in which Mr. Smith, Ms. Auerbach or Mr. Amoriello had or is to have a direct or indirect material interest.

(iii) Richard Goldring, our President, Chief Executive Officer, and a Director resigned from his positions as one of our officers and as a  Director. His resignations did not result from any disagreements between him and us.

Item 8.01 Other Events

On February 28, 2007, the City of New York sought temporary injunctions requiring our affiliate sub-licensee on the west side of Manhattan (“Scores West”) to close. The City alleges that this affiliate is used for purposes of prostitution; however, no action has been sought against us.

Scores West has a license agreement with Entertainment Management Services, Inc. requiring it to pay royalties of 4.99% of its gross revenues, which EMS then remits to us. Scores West is currently in default on its royalty payments to EMS by approximately $300,000. Historically, royalties accrue at approximately $40,000 per month, although that figure varies.

Item 9.01 Financial Statements and Exhibits

The following exhibits are being filed as part of this report on Form 8-K:

10.1	Employment Agreement, dated March 1, 2007, between the Company and Alex Amoriello.

10.2	Employment Agreement, dated March 31, 2003, between the Company and Richard Goldring, filed as Exhibit 10.4 to our report on Form 8-K dated April 16, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scores Holdings Company, Inc.

Dated: March 6, 2007	By:	/s/ Curtis Smith
	Name:	Curtis Smith
	Title:	Chief Financial Officer